UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 31, 2013
Kemper Corporation
(Exact name of registrant as specified in its charter)

Commission File Number: 0-18298

DE	95-4255452
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)
One East Wacker Drive, Chicago, IL 60601
(Address of principal executive offices, including zip code)
312-661-4600
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2.below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)
On January 31, 2013, Kemper Corporation (the “Company”) confirmed that two members of its Board of Directors (the “Board”), Reuben L. Hedlund and Fayez S. Sarofim, will not be standing for re-election at the 2013 Annual Meeting of Shareholders on May 1, 2013. As a result, their service on the Board will end on May 1, 2013, the last day of the current term for all Board members.

(e)	At its meeting on February 4, 2013, the Board’s Compensation Committee:

1.
Amended the Company’s 2009 Performance Incentive Plan, 2011 Omnibus Equity Plan (subject to Board approval, which was obtained at the Board meeting on February 6, 2013) and forms of award agreements under these plans, to effect the following significant changes:

•	revised the definition of “Retirement” in both plans to mean employment termination after age 65 and 5 or more years of service;

•
revised provisions regarding Section 162(m) of the Internal Revenue Code in both plans to provide flexibility to grant awards that are qualified, non-qualified or partially qualified under Section 162(m);

•	revised the “Change-In-Control” provision in the 2009 Performance Incentive Plan to be consistent with 2011 Omnibus Equity Plan; and

•
modified the vesting and forfeiture terms for new employee option grants (other than retention awards) to provide for continued vesting and exercisability in the case of retirement (subject to a non-competition clause).

2.
Approved 2013 compensation for the Company’s executive officers listed in the Summary Compensation Table set forth in the Company’s Proxy Statement for the 2012 Annual Meeting of Shareholders (the “named executive officers”) that is materially consistent with their compensation for 2012, with one exception relating to the performance measures under the 2013 annual cash incentive awards under the 2009 Performance Incentive Plan (“Annual PIP Awards”). The performance measures under the 2013 Annual PIP Awards granted to the named executive officers other than Donald G. Southwell, the Company’s Chairman, President and Chief Executive Officer, are 70% based on corporate performance and 30% based on individual performance. The performance measures under the 2013 Annual PIP Award granted to Mr. Southwell are based 100% on corporate performance.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kemper Corporation

Date:	February 6, 2013	/s/ Scott Renwick
Scott Renwick
Senior Vice President